UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 7, 2015 (August 3, 2015)

Tremor Video, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35982	20-5480343
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1501 Broadway, 8th Floor
New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 723-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 6, 2015, Tremor Video, Inc., or the Company, announced that John S. Rego will be joining the Company as its Chief Financial Officer, commencing on September 8, 2015.

Mr. Rego has served as the Chief Financial Officer of Virgin Galactic, LLC, a leading commercial spaceline, since February 2014. From November 2011 to April 2013, he served as the Chief Financial Officer of AppSense, Ltd., an enterprise software company. Mr. Rego served as the Chief Financial Officer and Treasurer of Petra Solar, Inc., a clean energy technology company that provides solar and smart grid solutions, from May 2010 to November 2011.  Prior to that, he served as Executive Vice President, Chief Financial Officer and Treasurer of Vonage Holdings Corp., a leading provider of cloud communication services, from July 2002 to March 2010.  Mr. Rego served on the board and as the chairman of the audit committee for Comverge, Inc., a leading provider of energy management solutions for utilities, from 2010 to 2012.  Mr. Rego received a B.A. in accounting and finance from Rutgers University.

In connection with Mr. Rego’s appointment as Chief Financial Officer, on August 3, 2015, the Company entered into an offer letter with respect to Mr. Rego’s employment with the Company. Under the offer letter, Mr. Rego will be paid an annual base salary of $365,000.  Mr. Rego will be entitled to participate in the Company’s benefit plans and equity incentive plans. The Company also intends to enter into its standard form of indemnification agreement with Mr. Rego, the form of which was previously filed with the SEC as Exhibit 10.18 to Company’s Registration Statement on Form S-1 filed on June 14, 2013.

For 2015, Mr. Rego will be eligible to earn an annual performance bonus pursuant to the Company’s 2015 bonus plan. The amount of the bonus earned is determined based on defined criteria, allocation ranges and formulas approved by the compensation committee. The target annual cash bonus opportunity for Mr. Rego will be $200,000, which will be pro rated to Mr. Rego’s start date. There is also an ability to receive additional bonus for performance in excess of objectives capped at 150% of the target.  The Company will pay Mr. Rego’s relocation expenses up to $35,000 for moving to New York.

In connection with Mr. Rego’s appointment as Chief Financial Officer, he will also receive an equity award comprised of a common stock option, or the Option, to purchase 570,000 shares of the Company’s common stock at an exercise price to be determined by the Board of Directors based on the closing price of the Company’s common stock on the New York Stock Exchange on the date of grant.  The Option will vest over four years, with a one year cliff and monthly vesting thereafter provided Mr. Rego continues to provide services to the Company on each such vesting date.

If the Company terminates Mr. Rego’s employment for any reason other than for cause, death or disability or Mr. Rego resigns for good reason, and he delivers a general release of claims to the Company and continues to comply with his confidentiality invention assignment agreement, Mr. Rego is entitled to receive the following severance benefits: (1) six months of continued salary; (2) a pro rated portion of that year’s target bonus and any earned but unpaid bonuses from prior periods; and (3) paid COBRA coverage for six months.  Additionally, if Mr. Rego is terminated without cause or resigns for good reason following the closing of a change in control transaction, Mr. Rego is entitled to acceleration of 50% of the unvested shares subject to the Option.

There are no family relationships between Mr. Rego and any of the Company’s officers or directors. There are no related party transactions reportable under Item 404(a) of Regulation S-K.

The foregoing description of the offer letter is summary in nature, and is subject to, and qualified in its entirety by, the full text of the offer letter, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015.

Item 7.01. Regulation FD Disclosure.

On August 6, 2015, the Company issued the press release attached to this Current Report on Form 8-K as Exhibit 99.1 announcing the appointment of Mr. Rego as Chief Financial Officer of the Company.   In accordance with General Instruction B.2 of Form 8-K, the information set forth herein and in the press release attached hereto is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended.  The information set forth in Item 7.01 of this Current Report on Form 8-K shall not be deemed an admission as to the materiality of any information in this Current Report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The Company hereby furnishes the following exhibit:

99.1	Press release dated August 6, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TREMOR VIDEO, INC.

Dated: August 7, 2015	By:	/S/ ADAM LICHSTEIN
Adam Lichstein
Senior Vice President, Chief Operating Officer, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press release dated August 6, 2015.